Exhibit 10.4

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of December 14, 2020 (this “Agreement”), by and among Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company (together with any successor entity resulting from its domestication, “Thunder Bridge II”), Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“ParentCo”), Ay Dee Kay LLC, d/b/a indie Semiconductor, a California limited liability company (the “Company”), Thunder Bridge Acquisition II LLC ( “Sponsor”), and Gary A. Simanson, as managing member of Sponsor (“Simanson”). Terms used but not defined in this Agreement shall have the meanings ascribed to them in the MTA (as defined below).

WHEREAS, Thunder Bridge II, the Company, Thunder Bridge II, ParentCo, TBII Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ParentCo (“TBII Merger Sub”), ADK Merger Sub, a Delaware limited liability company and wholly-owned subsidiary of ParentCo (“ADK Merger Sub”) and certain other persons propose to enter into, simultaneously herewith, a master transactions agreement (the “MTA”), a copy of which has been made available to Sponsor, which provides, among other things, that, upon the terms and subject to the conditions thereof, TBII Merger Sub will be merged with and into Thunder Bridge II (the “TBII Merger”), with Thunder Bridge II surviving the TBII Merger as a wholly owned subsidiary of ParentCo, and ADK Merger Sub will be merged with and into the Company (the “ADK Merger”), with the Company surviving the ADK Merger as ultimately, an indirect wholly-owned subsidiary of ParentCo;

WHEREAS, as of the date hereof, the Sponsor owns 8,6245,000 shares of Class B ordinary shares of Thunder Bridge II (all such shares of Thunder Bridge II ordinary shares and any shares of Thunder Bridge II Common Stock, or any successor shares of ParentCo of which ownership of record or the power to vote is hereafter acquired by the Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce the Company, Thunder Bridge II, ParentCo, TBII Merger Sub and ADK Merger Sub to enter into the MTA, the Sponsor and Simanson are executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Sponsor, Simanson, the Company, ParentCo and Thunder Bridge II hereby agrees as follows:

1. Agreement to Vote. Sponsor, with respect to the Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as the Company may reasonably request in connection therewith) to vote at any meeting of the stockholders of Thunder Bridge II, and in any action by written consent of the stockholders of Thunder Bridge II, to approve the MTA, all of the Shares (a) in favor of the approval and adoption of the MTA, the transactions contemplated by the MTA and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the MTA and considered and voted upon by the stockholders of Thunder Bridge II (including the Voting Matters (as defined in the MTA)), (c) in favor of the approval and adoption of the Equity Incentive Plan (as defined in the MTA), (d) for the appointment, and designation of classes, of the members of the Post-Closing Surviving Pubco Board (as defined in the MTA) and (e) against any action, agreement or transaction (other than the MTA or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ParentCo or Thunder Bridge II under the MTA or that would reasonably be expected to result in the failure of the transactions contemplated by the MTA from being consummated. Sponsor acknowledges receipt and review of a copy of the MTA.

2. Transfer of Shares. Sponsor agrees that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Sponsor Letter (as defined in the MTA), (a) sell, assign, transfer (including by operation of law), lien, pledge, distribute, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would have the effect of preventing or disabling Sponsor from performing its obligations hereunder.

3. Representations and Warranties. Sponsor represents and warrants for and on behalf of itself to the Company as follows:

(a) The execution, delivery and performance by Sponsor and Simanson of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of Sponsor) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Organizational Documents.

(b) Sponsor owns of record and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of Sponsor) and has the sole power (as currently in effect) to vote and, subject to the provisions of the Sponsor Letter, has the full right, power and authority to sell, transfer and deliver such Shares, and Sponsor does not own, directly or indirectly, any other Shares, other than 8,650,000 Thunder Bridge II Warrants held by Sponsor.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by Sponsor.

4. Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the MTA in accordance with its terms; and (c) the mutual agreement of the Company and Thunder Bridge II. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

5. Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5 (b)):

If to ParentCo, Sponsor or Thunder Bridge II:

9912 Georgetown Pike, Suite D203

Great Falls, Virginia 22066

Attention: Gary Simanson, CEO

Telephone: (202) 431-0507

Email: gsimanson@thunderbridge.us

with a copy to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: Jonathan Talcott; E. Peter Strand

Telephone: (202) 689-2906

Email: Jon.talcott@nelsonmullins.com

Peter.strand@nelsonmullins.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Douglas Ellenoff, Esq.

Matthew A. Gray, Esq.

Telephone: (212) 370-1300

Email: ellenoff@egsllp.com; mgray@egsllp.com

If to the Company, to:

indie Semiconductor

32 Journey

Aliso Viejo, California 92656

Attention: Tom Schiller, CFO

Telephone: [•]

Email: Tom@indiesemi.com

with a copy to:

Loeb & Loeb

345 Park Avenue

New York, New York 10154

Attention: Mitchell Nussbaum; Giovanni Caruso

Telephone: (212) 407-4159

Email: mnussbaum@loeb.com; gcaruso@loeb.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the MTA and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon Sponsor until such time as the MTA is executed by each of the parties thereto.

(k) If, and as often as, there are any changes in Thunder Bridge II or the Thunder Bridge II Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Thunder Bridge II, Sponsor and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THUNDER BRIDGE ACQUISITION II, LTD.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	Chief Executive Officer

THUNDER BRIDGE II SURVIVING PUBCO, INC.

By:	/s/ Gary A. Simanson
Name:	Gary A. Simanson
Title:	President

AY DEE KAY, LLC d/b/a INDIE SEMICONDUCTOR

By:	/s/ Donald McClymont
Name:	Donald McClymont
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPONSOR

Thunder Bridge Acquisition II LLC

By:	/s/ Gary A. Simanson
Name: Gary Simanson
Its: Managing Member

Gary A. Simanson, as Managing Member of Thunder Bridge Acquisition II LLC

By:	/s/ Gary A. Simanson

[Signature Page to Sponsor Support Agreement]